UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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THE CHEMOURS COMPANY

(Name of Registrant as Specified in its Charter)

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1007 Market Street Wilmington, Delaware 19801

On May 9, 2024, The Chemours Company made available to shareholders the following communication in connection with its upcoming Annual Meeting of Shareholders to be held on May 21, 2024. It supplements the company’s proxy statement filed with the Securities and Exchange Commission on April 11, 2024.

May 9, 2024

Dear Fellow Shareholders:

As the Chair of the Board of Directors (the “Board”) of The Chemours Company, I am writing to supplement our proxy statement for our 2024 Annual Meeting of Shareholders (our “2024 Annual Meeting”) by underscoring our longstanding and continued commitment to the diversity of our Board. We are committed to having one or more highly qualified new directors who are ethnically or racially diverse by the time of our 2025 annual meeting. I am also asking for your support by voting in accordance with the Board’s recommendations on all proposals submitted for your consideration at our 2024 Annual Meeting. Specifically, the Board asks that you vote “FOR” the election of all of our director nominees in Proposal 1.

Diversity of experience, gender, race, and ethnicity is a key selection criterion for membership on our Board. This principle is fully consistent with our Corporate Responsibility Commitments, which include a 2030 goal of filling 30% of all U.S. positions with ethnically diverse employees, and 35% of all global positions with women. We expect directors to bring to the company a wide range of experience, ideas, knowledge, and judgment, and that our directors will use their individual qualities, skills, and competencies in the exercise of their duties. Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight, and business acumen; and significant professional accomplishments. These attributes are core to our values.

Mary Cranston, the Chair of our Nominating and Corporate Governance Committee, has a strong track record of leading the implementation of these foundational principles at the Board. Five of our nine Board nominees at the upcoming 2024 Annual Meeting are women, including our recently appointed CEO. As a direct result of Ms. Cranston’s leadership, as shown in the graph on page 8 of our proxy statement, gender diversity on our Board increased from 33% to 44% between our 2021 and 2023 annual meetings. Racial and ethnic diversity increased from 11% to 33% from 2021 to 2023. In total, 66% of our Board membership was diverse with respect to gender, race, or ethnicity after our 2023 annual meeting.

Recently, the racial and ethnic diversity on our Board has been affected by three director departures. Our valued director Dr. Curtis J. Crawford retired from our Board in November 2023 after having served since the founding of our company. In February 2024, our esteemed colleague Sandra Phillips Rogers decided that she did not wish to stand for re-election at our upcoming 2024 Annual Meeting due to her other business commitments. Finally, our former CEO Mark Newman resigned from the Board and as CEO less than 6 weeks ago.

Under Ms. Cranston’s leadership, we are currently engaged in active efforts to add to and enhance our Board as part of our director succession planning, and central to our process is consideration of potential candidates who are ethnically or racially diverse. We expect, by the time of our 2025 annual meeting, to have one or more highly qualified new directors who are ethnically or racially diverse. The Board is fully committed to this objective.

We appreciate your attention to this supplement and request your support in voting “FOR” the election of all of our director nominees in Proposal 1.

Thank you for your consideration and support.

Sincerely,

Dawn L. Farrell

Chair of the Board